Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (202) 483-7000
Email: Afisher@unither.com

MICHAEL P. JOSEPH JOINS UNITED THERAPEUTICS
BOARD OF DIRECTORS AS AUDIT COMMITTEE CHAIRMAN

Silver Spring, MD, August 16 2002: United Therapeutics Corporation (Nasdaq: UTHR) announced today that Michael P. Joseph was appointed to its Board of Directors and will serve as Chairman of the Audit Committee.

“We are pleased to have a financial expert of such broad expertise and capability as Mike Joseph join our Board,” said Martine Rothblatt, Chairman and CEO of United Therapeutics. “There are very few people of Mike’s caliber and we are fortunate that he has decided to bring his skills and experience to United Therapeutics.”

Michael Joseph retired from KPMG LLP as a partner in 2000 after twenty-eight years with the firm. He served initially in the Department of Professional Practice in KPMG’s Executive Office in New York, responsible for responding to technical accounting, disclosure and SEC related inquiries originating from KPMG operating office audit partners throughout the world. In 1985, Michael Joseph became the Professional Practice Partner for the Baltimore/Washington, DC area, serving as the final word on all technical matters arising in the region. He also served as one of KPMG’s designated SEC reviewing partners with the responsibility of reviewing all client SEC registrations before filing. In addition, he served as an audit engagement partner for a wide variety of clients, working closely with over thirty audit committees and involved in over twenty initial public offerings during his career. In 1993, he was appointed the Partner-in-Charge of KPMG’s Technology Practice for the Mid-Atlantic area. After retirement from KPMG, Michael Joseph helped establish a venture capital firm and is currently a partner with the financial consulting firm, the MIRA Group, LLC.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.